Exhibit (99)
                                                                   ------------

IN THE CIRCUIT COURT OF JEFFERSON COUNTY, MISSISSIPPI
EZELL THOMAS, ET AL. (AS TO ALL DEFENDANTS)                        PLAINTIFFS
AND
OWENS-CORNING (AS TO TOBACCO DEFENDANTS ONLY)
V.                                                  CIVIL ACTION NO.: 96-0065
                                                                     --------
R.J. REYNOLDS TOBACCO COMPANY, ET AL.                      TOBACCO DEFENDANTS
AND
AMCHEM PRODUCTS, INC. ET AL.                              ASBESTOS DEFENDANTS

                   SPECIAL MASTER'S REPORT AND RECOMMENDATION
                   ------------------------------------------

          Following a hearing conducted before the Special Master Pursuant to Rule 53 (MRCP), the undersigned submits this Report and Recommendation as to the disposition of Defendants' Motion for Summary Judgment Based Upon Improper Aggregation:

          In determining whether Summary Judgment is appropriate, Mississippi Rule of Civil Procedure 56 (c) requires the Movant to show "...the pleadings, depositions, and answers to interrogatories, and admissions on file . . .{establish} that there is no genuine issue of material fact and that the moving party is entitled to Judgment as a matter of law." Additionally, this Court is required to view the ". . . pleadings, depositions, answers to interrogatories and admissions on file . . ." in the light most favorable to Owens Corning.

          The issue before the Court is whether the "direct injury" requirement imposed by the remoteness doctrine bars Owens Corning's causes of action. As this Court is aware, Owens Corning seeks to recover from the Tobacco
     Defendants damages that it sustained as a result of several hundred thousand claims asserted against Owens Corning by individual claimants who allegedly suffered asbestos related disease. The essence of Owens Corning's causes of action is that with regard to the several hundred thousand claimants to whom Owens Corning has paid money, the injuries and damages sustained by those claimants for which Owens Corning paid money, were, in fact, caused in whole or in part by the Tobacco Defendants. Owens Corning's causes of action asserted against the Defendants include restitution, violation of Mississippi's Antitrust Statute and fraud.

          The Defendants', through their Motion for Summary Judgment based upon improper aggregation, argue that since Owens Corning's causes of action are necessarily derivative of Owens Corning's liabilities to individual asbestos claimants, Owens Corning's claim against the Tobacco Defendants is barred pursuant to the "direct injury" requirement imposed by the remoteness doctrine.

          Owens Corning responds to the Motion for Summary Judgment by arguing, inter alia, that Owens Corning is not standing in the shoes of the underlying asbestos claimants, but rather Owens Corning has its own claim against the Tobacco Defendants for damages it has sustained. Specifically, Owens Corning argues that the Tobacco Defendants willfully and fraudulently recognized internally the harmful nature of tobacco products, as well as the increased harmful effect of smoking in conjunction with asbestos exposure; however, notwithstanding this knowledge, Owens Corning asserts that the Tobacco Defendants fraudulently concealed this knowledge and attempted to shift tobacco's liability to Owens Corning. Owens Corning argues that it has its own claim against the Tobacco Defendants for the Defendants' intentional misconduct directed at Owens Corning. Owens Corning therefore concludes that it suffered a "direct injury" caused by the Tobacco Defendants as opposed to an "indirect injury."

          Notwithstanding Owens Corning's argument that it suffered a "direct injury" arising out of Tobacco Defendants' misconduct, Owens Corning also argues that even if this Court were to conclude that Owens Corning sustained an indirect injury; Owens Corning argues that Mississippi law permits a Plaintiff to assert and prevail on a claim for an indirect injury through the causes of action of restitution, state antitrust and fraud.

          After carefully reviewing all of the information, arguments and case law submitted by the parties, the undersigned would recommend that this Court find that Owens Corning sustained an indirect injury. The undersigned would further recommend that this Court find that under Mississippi law, and the prevailing law in virtually all jurisdictions, Owens Corning is prohibited by the remoteness doctrine from recovering from the Tobacco Defendants for an "indirect injury" sustained by Owens Corning.

          The undersigned would therefore recommend that this Court enter its Order finding that the "direct injury" requirement imposed by the remoteness doctrine bars Owens Corning's causes of action of restitution, fraud and state antitrust.

          This Court should enter its Order pursuant to Mississippi Rule of Civil Procedure 56(c) finding that the ". . . pleadings, depositions, answers to interrogatories and admissions on file . . ." show that there is no genuine issue of material fact and that the moving party is entitled to Judgment as a matter of law. Therefore, Defendants' Motion for Summary Judgment Based on Improper Aggregation should be granted.

          RESPECTFULLY SUBMITTED this the 9th day of May, 2001.



                                                /s/  ROBERT W. SNEED
                                                -------------------------------
                                                ROBERT W. SNEED, SPECIAL MASTER